EXHIBIT 16

[LETTERHEAD OF BAIRD, KURTZ & DOBSON APPEARS HERE]

June 15, 1998


Securities and Exchange Commission
Washington,  D.C.  20549

Gentlemen:

We were previously principal accountants for Cannon Express, Inc. and on August 20, 1997, we reported on the consolidated financial statements of Cannon Express, Inc. and Consolidated Subsidiaries ("Cannon") as of and for the two years ended June 30, 1997. On June 11, 1998, we were dismissed as principal accountants of Cannon. We have read Cannon's statements included under Item 4 of its Form 8-K for June 11, 1998, and we agree with such statements.

						/s/  BAIRD, KURTZ & DOBSON